As filed with the Securities and Exchange Commission on October 2, 2012

Registration No. 333-181420

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE EARTH INC.

(Exact Name of Registrant as specified in its charter)

Nevada	8700	98-0531496
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

Telephone: 702-263-1808

Telecopier: 702-263-1823

 (Address and telephone number of principal executive offices)

Dr. Johnny R. Thomas, CEO

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

Telephone: 702-263-1808

Telecopier: 702-263-1823

 (Name, address and telephone number of agent for service)

Copy to:

Elliot H. Lutzker, Esq.

Davidoff Hutcher & Citron, LLP

605 Third Avenue

New York, New York 10158

Telephone: (212) 557-7200

Telecopier: (212) 286-1884

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

This Amendment No. 3 is filed solely to reconcile certain numbers in the Calculation of the Registration Fee table to those in the Prospectus.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered (1)		Proposed Maximum Aggregate Offering Price per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $.001, issuable upon exercise of warrants issued to investors	3,335,000 shs		$3.40	(2)	$11,339,000		$1,299.45(3)
Common Stock, par value $.001 issued and issuable upon exercise of warrants issued to placement agents	57,500 shs		$3.40	(2)	$195,500		$22.41(3)
Class A Common Stock Purchase Warrants	5,927,616wts	(4)		(5)		(5)	(5)
Class A Common Stock Purchase Warrants	2,904,510 wts	(6)		(5)		(5)	(5)
Common Stock, par value $.001 issuable upon exercise of Class A dividend warrants	8,832,366 shs	(7)	$3.00		$26,497,098		$3,036.48
Class B Common Stock Purchase Warrants	5,927,616 wts	(8)		(5)		(5)	(5)
Class B Common Stock Purchase Warrants	2,904,510 wts	(9)		(5)		(5)	(5)
Common Stock, par value $.001 issuable upon exercise of Class B dividend warrants	8,832,366 shs	(10)	$6.00		$52,994,196		$6,073.14

Class C Common Stock Purchase Warrants	5,927,616 wts	(11)		(5)		(5)	(5)
Class C Common Stock Purchase Warrants	2,904,510 wts	(12)		(5)		(5)	(5)
Common Stock, par value $.001 issuable upon exercise of Class C dividend warrants	8,832,366 shs	(13)	$12.00		$105,988,392		$12,146.28
Common Stock, par value $.001	500,000 shs	(14)	$1.74		$870,000		$92.48
Common Stock, $.001 par value	600,000 shs	(15)	$1.39		$834,000		$95.58
Common Stock, $.001 par value	60,000 shs	(15)	$1.39		$83,400		$9.51
Common Stock, $.001 par value	509,533 shs	(16)	$1.19	(17)	$606,344		$69.49
Common Stock $.001 par value	348,903 shs	(18)	$1.19	(17)	$415,195		$47.58
Common Stock, $ .001 par value	2,978,500 shs	(19)	$1.19	(17)	$3,544,415		$406.19
Common Stock, $.001 par value	2,830,520 shs	(20)	$1.19	(17)	$3,368,319		$385.95
Common Stock, $ .001 par value	108,000 shs	(21)	$1.75		$189,000		$21.66
Common Stock, $.001 par value	400,000 shs	(22)	$1.34		$536,000		$ 61.43
Common Stock, $.001 par value	300,000 shs	(23)	$1.32		$ 396,000		45.38
Common Stock, $.001 par value	75,000 shs	(24)	$1.19	(17)	$ 89,250		$ 10.22
Common Stock $.001 par value	38,209 shs	(25)	$1.19	(17)	$ 45,469		$ 6.64
Common Stock $.001 per value	2,000,000 shs	(26)	$1.00		2,000,000		$229.20(27)
Common Stock $.001 per value	2,000,000 shs	(26)	$1.25		$ 2,500,000		$ 286.50(27)
TOTAL	42,637,543 shs		--		$212,491,557		$24,325.58(28)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Act”), these shares include an indeterminate number of shares of Common Stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)

Estimated at $3.40 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board on April 12, 2010 when the shares were registered, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Act.

(3)	This amount was paid on April 15, 2010, upon the filing of Registration Statement (No. 333-166099).
(4)

These warrants were issued to all shareholders of record of the Registrant on December 31, 2010, on the basis of one warrant for each two shares of Common Stock then owned.  The warrants will be distributed following the effective date of this registration statement.

(5)	Pursuant to Rule 457(g) under the Act no separate registration fee is required as the underlying common stock is being registered for distribution.
(6)

Of these warrants 1,489,250 were issued to purchasers of Series A Convertible Preferred Stock in our September 2011 private offering (“2011 Series A Offering” and 1,415,500 were issued to purchasers of Series B Convertible Preferred Stock in our March 2012 Private Offering (“2012 Series B Offering”) each consisting of units  consisting of $10.00 face value Preferred Stock Convertible into 10 shares of Common Stock and warrants to purchase five shares of Common Stock at $3.00 per share.

(7)	Pursuant to Rule 457(g) under the Act these shares are issuable upon payment of the $3.00 per share exercise price of the Class A Warrant.
(8)	These warrants are issuable upon exercise and payment of Class A Warrants described in note (4) above.
(9)	These warrants are issuable upon exercise and payment of Class A Warrants described in note (6) above.
(10)	Pursuant to Rule 457(g) under the Act these shares are issuable upon payment of the $6.00 per share exercise price of the Class B Warrants.
(11)	These warrants are upon exercise and payment of Class B Warrants described in note (7) above.
(12)	These warrants are issuable upon exercise and payment of Class B Warrants described in note (9) above.
(13)	Pursuant to Rule 457(g) under the Act these shares are issuable upon payment of the $12.00 per share exercise price of the Class C Warrants.
(14)	Shares of Common Stock issuable upon exercise of warrants issued to Liviakis Financial Communications, Inc. exercisable at $1.74 per share under an agreement for investor relations services.
(15)

Shares of Common Stock issuable upon exercise of warrants issued to Liviakis Financial Communications, Inc. (600,000) and Michael Bayes (60,000) exercisable at $1.39 per share under an amendment to an agreement for investor relations services.

(16)	Shares held by Jeff Gosselin and/or his designees pursuant to a conversion of debt to equity agreement with the Company dated April 17, 2012.
(17)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) based upon the last sale price of the Registrant’s Common Stock of $1.19, as reported on the Over the Counter Bulletin Board as of May 10, 2012.

(18)	Represents 334,368 shares granted to two former consultants and four current consultants and their designees and 14,535 shares granted to the Registrant’s attorneys for services rendered.
(19)

Represents shares of Common Stock issued upon conversion of Series A Convertible Preferred Stock issued in our  2011 Preferred Stock Offering at a conversion price of $1.00 per share.  Pursuant to Rule 416(b) under the Act, also includes an indeterminate number of shares of Common Stock issuable upon payment of 12% dividend on shares of Series A Convertible Preferred Stock.

(20)

Represents shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock issued in our Preferred Stock Offering at a conversion price of $1.00 per share.  Pursuant to Rule 416(b) under the Act, also includes an indeterminate    number of shares of Common Stock issuable upon payment of 12% dividends on shares of Series B Convertible Preferred Stock.

(21)	Shares of Common Stock issuable upon exercise of placement agent warrants issued in connection with our Preferred Stock Offering at an exercise price of $1.75 per share.
(22)	Shares of Common Stock issuable upon exercise of warrants issued on May 7, 2012, to a consultant exercisable at $1.34 per share.
(23)	Shares of Common Stock issuable upon exercise of warrants issued on May 7, 2012, to a consultant exercisable at $1.32 per share.
(24)	Shares of Common Stock issuable upon exercise of warrants issued in connection with a May - July 2012 bridge loan.
(25)	Shares issued to former chief financial officer of the Company in settlement of his termination from employment..
(26)	Represents shares of Common stock issuable upon the exercise of certain warrants issued to officers of the Company and their assignees.
(27)	This amount was paid on April 26, 2012, upon the filing of the Company’s Registration Statement on Form S-8 (No. 333-181022).
(28)

Of this amount, $22,502.80 was paid with the filing of this Registration Statement on May 14, 2012; $515.70 was paid with the filing of the Company’s Registration Statement on Form S-8 filed on April 26, 2012 and the remaining $1,307.08 was paid as set forth in Note (3) above pursuant to Rule 457(p) under the Act.

This Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada on the 2nd day of October, 2012.

BLUE EARTH, INC.

By:	/s/ Johnny R. Thomas
Name:	Johnny R. Thomas
Title:	Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laird Q. Cagan
Laird Q. Cagan	Chairman of the Board and a Director	October 2, 2012

/s/ Johnny R. Thomas
Johnny R. Thomas	Chief Executive Officer and a Director	October 2, 2012

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